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                            VALUE LINE MULTINATIONAL
                               COMPANY FUND, INC.
               SCHEDULE FOR COMPUTATION OF PERFORMANCE QUOTATION
                                   EXHIBIT 16


    Year(s) Ended 03/31/97:        1 year        1.37 years*
                                  ----------     ----------
    Initial Investment:               1,000          1,000
    Balance at End of Period:         1,184          1,254
    Change:                             184            254

    Percentage Change:                18.36%         25.38%

    Average Annual Total Return:      18.36%         17.95%


    *from 11/17/95 (commencement of operations)